Exhibit 10.1
EMPLOYMENT AGREEMENT
FOR IAIN McGILL
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the Closing Date (as defined below)
BETWEEN:
(1)    EUSA Pharma Inc. (“EUSA” or the “Employer”), a Delaware corporation; and
(2)    Iain McGill (“Employee”).
WHEREAS, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) entered into as of April 26, 2012 among Jazz Pharmaceuticals Public Limited Company, a public limited company formed under the laws of Ireland (the “Parent” or “Jazz,” and, unless and until it assigns its rights and obligations to an Affiliate in accordance with the Merger Agreement, the “Buyer”), Jewel Merger Sub Inc., a Delaware corporation and an indirect wholly-owned subsidiary of the Buyer (“Merger Sub”), EUSA, and Essex Woodlands Health Ventures, Inc., a Delaware corporation, Mayflower L.P., a Jersey limited partnership, and Bryan Morton in their capacity as the representatives of the Participants (as defined in the Merger Agreement), Merger Sub will merge (the “Merger”) with and into EUSA with EUSA being the surviving corporation in the Merger.
WHEREAS, if the Merger is consummated, EUSA will become a wholly owned subsidiary of Buyer.
WHEREAS, Employee is currently an employee of EUSA.
WHEREAS, following the Merger, EUSA and Jazz wish for Employee to continue employment with EUSA, and EUSA wishes to provide Employee with certain compensation and benefits in return for his services, on the terms set forth in this Agreement.
WHEREAS, together with the Noncompetition Agreement being executed in connection with the Merger (the “Noncompetition Agreement”), this Agreement will supersede and replace in their entirety any and all prior agreements, representations, letters, understandings or promises with anyone, written or oral, with regard to the terms and conditions of Employee’s employment with EUSA, including but not limited to Employee’s prior service agreement with EUSA dated November 6, 2009 and the Change of Control letter agreement dated January 23, 2012 (which amended the prior employment agreement), as such agreement or amendment is now or hereafter amended prior to the Closing Date as defined in the Merger Agreement (the “Prior Employment-Related Agreements”).
WHEREAS, Employee wishes to continue employment with EUSA following the Merger and to provide such services to EUSA in return for certain compensation and benefits on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto that Employee as follows:
1.EMPLOYMENT BY EUSA.
1.1    Contingent on Transaction. The employment terms and conditions set forth in this Agreement shall become effective as of the “Closing Date”, as that term is defined in the Merger Agreement. If the “Closing” (as defined in the Merger Agreement) does not occur, this Agreement shall have no effect, and shall not be binding on EUSA or Employee.
1.2    Appointment. EUSA agrees to continue to employ Employee, and Employee hereby accepts such continued employment, on the new terms and conditions set forth herein, effective as of the Closing Date (the “Employment”).
1.3    Exclusive Employment. During the continuance of the Employment, Employee will not (except as a representative of EUSA or Jazz, as applicable): undertake, nor directly or indirectly be engaged, concerned or interested in, any other business firm, company, concern, enterprise, or society (whether incorporated or not) other than ones in which Employee is a passive investor; or become an employee, officer, servant or agent of or consultant to any other business, firm, company, concern, enterprise or society (whether incorporated or not). Employee may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder or any of his representations or obligations under this Agreement including, but not limited to, those set forth in Section 1.8. During the continuance of the Employment, Employee will devote his best efforts and substantially all of his business time and attention to the business of EUSA and the Group Companies, except for holiday periods as set forth herein and reasonable periods of illness or other leave periods permitted by the EUSA’s general employment policies and as otherwise may be consented to in writing, and in advance, within the sole discretion of the Chief Executive Officer of Jazz.
1.4    Employee Representation and Warranty. Employee represents and warrants that Employee is: (a) not prevented by any agreement, arrangement, contract, understanding, court order or otherwise, which in any way directly or indirectly restricts or prohibits Employee from fully performing the duties of the Employment, or any of them, in accordance with the terms and conditions of this Agreement and (b) not currently and has never been prevented, restricted or disqualified from holding the office of director or secretary to the Board of the Directors of EUSA (the “Board”) or the board of directors of any Group Company.
1.5    Commencement and Termination Date. Employee’s commencement date for statutory and all other purposes shall be January 1, 2010, such date being the date of Employee’s initial commencement of employment with EUSA (the “Original Employment Date”). Subject to any provision herein providing for earlier termination, including provisions in Section 4 (Termination of Employment), the Employment shall continue thereafter unless terminated by not less than six (6) months’ notice given in writing by either party to the other, except that the Employee shall not be entitled to provide notice within the first six (6) months after the Closing Date unless such notice is pursuant to Section 5 (with respect to a “Constructive Termination”).

1.6    Place of Work. Employee’s primary office location shall be Oxford, England. EUSA reserves the right to require the Employee to perform his duties at other locations from time to time (on a temporary, short-term basis) and to require reasonable business travel both throughout and outside England, including but not limited to the United States of America.
1.7    Title, Duties. Employee’s title as of the Closing Date shall be Chief Commercial Officer, International in which capacity he shall report to EUSA’s President, International and at all times act in the best interests of EUSA and do all in his power to promote, develop and extend the business of EUSA and shall faithfully and diligently perform such duties and exercise such powers consistent therewith as may from time to time be assigned to or vested in him by the Board or EUSA. EUSA reserves the right to change Employee’s title and reporting relationship, and/or to assign to the Employee duties of a different nature either additional to or instead of those referred to above (subject to the provisions of Section 5), at any time in its sole discretion.
Employee shall comply with the reasonable and lawful orders of his supervisor, the Board and any other person authorized by the Board. Employee may be reasonably required in pursuance of his duties to perform services consistent with Employee’s position with EUSA not only for EUSA but also for any Group Company, including by way of a secondment arrangement and, without further remuneration (except as otherwise agreed), to accept any such office or position with EUSA or any Group Company which is consistent with his position with EUSA, as the Board, EUSA and/or any other person authorized by the Board may from time to time reasonably require. EUSA may at its sole discretion assign the Employment to any Group Company on the same terms and conditions as set forth herein.
Additional duties of Employee include promptly disclosing to the Board any misconduct or breach of duty on his part and any information that comes into his possession which adversely affects or may adversely affect EUSA or any Group Company or the business of EUSA or any Group Company including, but not limited to:
(a)    the plans of any other senior employee (Vice President level or above) to leave EUSA or any Group Company (whether alone or in concert with any other employee);
(b)    the plans of any other senior employee (Vice President level or above), whether alone or in concert with any other employee, to join a competitor or to establish a business in competition with EUSA or any Group Company;
(c)    the misuse by any employee of any confidential information or business relationship belonging to EUSA or any Group Company; or
(d)    the conduct of any employee, agent or service provider which constitutes bribery within the meaning of the Bribery Act 2010; or
(e)    the Employee’s reasonable belief that conduct violated Company policy or state or federal laws or regulations including, but not limited to, laws or regulations relating to discrimination or harassment, false claims or food and drug regulations.
1.8    Working Hours. Employee shall work such hours as may be required for the proper performance of his duties including at weekends and beyond normal business hours (9

a.m. – 5 p.m. Monday through Friday). Any such additional work time shall be unpaid. Employee agrees that the limit on average weekly working time set out in Regulation 4(1) of the Working Time Regulations 1998 will not apply to him, although he may withdraw his consent on giving EUSA three (3) months’ prior written notice. To the extent that Employee works in the United States, nothing in this Section or in the Agreement should be construed as undermining Employee’s status as an exempt employee under the Fair Labor Standards Act and applicable state wage and hour laws.
1.9    Policies and Procedures. The Employee agrees to comply with the general policies, employment policies and other practices of EUSA (as may be modified from time to time within the discretion of EUSA), as well as any applicable regulatory obligations and codes of practice. The Employee agrees compliance with EUSA’s Code of Conduct/business related policies, and with Jazz’s Code of Conduct and Anti-Corruption policy (to the extent applicable), is a core requirement of Employee’s position.
2.    COMPENSATION AND BENEFITS.
2.1    Salary. For 2012, Employee’s annualized base salary for services to be rendered hereunder is 190,000 Great British Pounds (GBP), payable pursuant to EUSA’s regular payroll schedule and subject to the deduction of income tax, national insurance contributions and any other deductions authorized by law and withholding required by law (“Base Salary”). The Employee’s Base Salary shall accrue from day to day, and shall not be reduced by EUSA for twelve (12) months following the Closing Date.
2.2    Participation in Bonus Plan. For calendar year 2012, the Employee’s eligibility for an annual bonus shall be as follows: (a) the portion of Employee’s 2012 bonus correlating to the time period in 2012 prior to the Closing Date will be determined under the terms of EUSA’s 2012 Executive Committee Bonus Plan; and (b) the portion of Employee’s 2012 bonus correlating to the time period in 2012 on and after the Closing Date will be determined under the terms of Jazz’s Cash Bonus Plan (the “Cash Bonus Plan”). By way of example, if the Closing Date is June 30, 2012, fifty percent (50%) of Employee’s 2012 bonus will be determined under the terms of EUSA’s 2012 Executive Committee Bonus Plan, and fifty percent (50%) of Employee’s 2012 bonus will be determined under the terms of the Cash Bonus Plan. The 2012 bonus, if any, is expected to be payable no later than April 15, 2013. Whether or not Employee earns any 2012 bonus will depend on actual achievement of applicable individual and corporate performance goals, as determined by EUSA in its sole and absolute discretion, and is subject to (a) Employee’s continued employment with EUSA (or Jazz) through the date the bonus is paid, and (b) Employee being in good standing through the date the bonus is paid (which shall include, without limitation, Employee not being subject to disciplinary proceedings). Employee’s target bonus percentage under the 2012 Cash Bonus Plan will be determined by Jazz taking into account Employee’s position level in relation to other participants in the Cash Bonus Plan. Following calendar year 2012, Employee shall be eligible to participate in the Cash Bonus Plan then-in-effect, or such other bonus plan, if any, as to be determined within the discretion of Jazz. Jazz reserves the right, subject to approval by the Compensation Committee of the board of directors of Jazz, to withdraw or amend the terms of the Cash Bonus Plan at any time.

2.3    Fees. The remuneration specified at 2.1 above shall be inclusive of any fees receivable in relation to any office, nomination or appointment as EUSA representative which Employee may hold with EUSA, any Group Company or any other company or unincorporated body.
2.4    Equity Award. Subject to approval of the board of directors of Jazz (the “Jazz Board”) (or to a committee to which the Jazz Board may delegate authority concerning the subject matter hereof) and to materially induce Employee to enter into this Agreement and provide services to EUSA, as soon as practicable following the Closing Date, and contingent upon Employee’s continued service through the award date, Employee will receive an equity award (the “Award”) relating to the ordinary shares in the capital of Jazz (“Jazz Ordinary Shares”), pursuant to the terms of Jazz’s equity incentive plan (the “Equity Plan”). The terms of the Award will be substantially similar to those granted to other employees of Jazz with similar responsibilities and seniority. The Award shall be subject to the terms and conditions set forth in the Award documents and the Equity Plan. In the event of a conflict between the terms as set forth in this paragraph and the terms of the Equity Plan, the latter shall prevail.
2.5    Pension. Employee may be eligible to join EUSA’s designated stakeholder pension scheme subject always to any statutory or other regulatory rules applicable to stakeholder pension schemes from time to time in force. Following the Closing Date, EUSA shall contribute an amount equal to ten percent (10%) of Employee’s then-current base salary to either a pension plan or retirement plan, as directed by Employee, provided that Employee agrees: (a) if EUSA establishes (or has established) a pension, retirement or profit-sharing plan in which Employee is required to participate by law, any amount contributed to any such plan by EUSA shall be a deduction from the ten percent (10%) contribution provided above; (b) Employee will provide all details concerning his personal pension scheme and such other information related to the same as EUSA may reasonably request from time to time; and (c) EUSA’s obligation under this sentence shall be reduced to provide for any applicable legal limit as at the date of payment of any such contribution. No contracting-out certificate under the Pension Schemes Act 1993 is in force for Employee’s employment.
2.6    Standard EUSA Benefits. Except as otherwise provided herein, Employee shall be eligible to participate in the standard EUSA benefits and compensation plans and practices that may be in effect from time to time, which typically include but are not limited to health care coverage, disability compensation, and holiday, vacation and sick leave plans or programs, within the sole and absolute discretion of EUSA and as provided by EUSA to its employees generally, subject to the rules of those plans and practices, except that Employee will continue to be covered under EUSA’s Directors and Officers Insurance (subject to the terms of such policy) and, for calendar year 2012, Employee will be entitled to a total of 25 vacation days and 8 public holidays. EUSA reserves the right to withdraw any such plans or to alter the level of benefits provided or the provider. EUSA’s sole obligations in respect of any insurance benefits is to pay the premium from time to time required by the provider and to pay to Employee such sums (if any) as may from time to time be received by EUSA from the provider in respect of any claim made by Employee under the scheme, and, for the avoidance of doubt, EUSA shall be under no obligation to take any action to enforce the terms of any insurance or otherwise to procure the benefit of any insurance for Employee.

2.7    Other Compensation or Benefits. Following the Closing Date, the Employee shall receive a car allowance at the rate in effect as of the Closing Date, provided that, any increase in the car allowance rate between the date Employee signs this Agreement and the Closing Date must be discussed with Jazz’s Chief Financial Officer. EUSA shall not provide the Employee with an automobile.
2.8    Deductions from Salary. As legally permissible, EUSA shall be entitled at any time during the Employment, or in any event on termination, to deduct from Employee’s remuneration hereunder any monies due from him to EUSA including but not limited to any overpayments made to him, outstanding loans, advances, the cost of repairing any damage or loss to EUSA’s property caused by him (and of recovering the same), excess holiday, any sums due from him in respect of sickness benefit and any other monies owed by him to EUSA. By signing this Agreement, Employee hereby consents to any such deductions from remuneration or other sums due by EUSA, as legally permissible.
2.9    Changes to Compensation. Subject to the provisions of this Agreement including Section 5, Employee’s compensation and benefits may be changed from time to time at the sole discretion of EUSA. Without limiting the foregoing, EUSA anticipates reviewing the Employee’s compensation terms for potential modification in approximately September 2012 (with the specific timing of such review to be determined by Jazz).
3.    PROPRIETARY INFORMATION OBLIGATIONS.
3.1    Confidential Information. Employee recognizes that, whilst performing his duties for EUSA, he will have access to and come into contact with trade secrets and confidential information belonging to EUSA and to the Group Companies and will obtain personal knowledge of and influence over its or their customers and/or employees. Employee shall neither during the Employment (except in the proper performance of his duties) nor at any time after the termination thereof (without limit), directly or indirectly use for his own purposes or those of any other person, company, business entity or other organization whatsoever; or disclose to any person, company, business entity or other organization whatsoever; any trade secrets or confidential information relating or belonging to EUSA or the Group Companies, including but not limited to any such information relating to customers, customer lists or requirements, price lists or pricing structures, sales and marketing information, business plans or dealings, employees or officers, source codes and computer systems, software, financial information and plans, designs, formulae, prototypes, product lines, services, research activities, any document marked “Confidential” (or with a similar expression), or any information which Employee has been told is confidential or which he might reasonably expect EUSA or a Group Company would regard as confidential, or any information which has been given to EUSA or a Group Company in confidence by customers, suppliers or other persons. The obligations contained in this clause shall not apply to any disclosures required by law, and shall cease to apply to any information or knowledge which is the public domain (unless such information is in the public domain as a result of Employee’s breach of his confidentiality obligations to EUSA).
3.2    EUSA Documents. Employee shall not at any time during the continuance of his Employment with EUSA make any notes or memoranda relating to any matter within the scope of EUSA’s business, dealings or affairs otherwise than for the benefit of EUSA or any Group Company.
3.3    Public Statements. Employee is forbidden to communicate any statement (whether written or oral) to any representative of the press, television, radio or other media (including social media, Internet media, “chat rooms” and message boards) and shall not write any article for the press or otherwise for publication on any matter connected with or relating to the business of EUSA or any Group Company without obtaining the prior written approval of the Chief Executive Officer of EUSA.
3.4    Intellectual Property. In this clause “Intellectual Property Rights” shall mean patents and other rights in inventions, copyright and related rights, trademarks, trade and business names, domain names, design rights and registered designs, rights in get-up and goodwill, rights in know-how and confidential information, rights in computer software, topography rights and database rights in each case whether registered or unregistered and any other intellectual property rights or similar proprietary rights which may from time to time subsist in any part of the world and all applications for the grant of the foregoing for the full term of protection of such rights (including any renewals and extensions). In addition, Employee:
(a)    acknowledges that, to the fullest extent permitted by law, all Intellectual Property Rights originated or developed by Employee (whether or not during working hours or using EUSA premises, equipment or other resources) at any time during the term of the Employment and which may be of use to EUSA in the field of business in which EUSA or any other Group Company operates at that time shall belong to EUSA absolutely. To the extent that any Intellectual Property Rights to which EUSA is entitled under this Section 3.4 do not automatically vest in EUSA, Employee shall hold them on trust for EUSA;
(b)    shall, at the request and expense of EUSA, forthwith execute such documents and do such things as may be considered necessary to enable EUSA to register or otherwise obtain for its own benefit and in its own name any Intellectual Property Rights to which EUSA may be entitled under this Section 3.4, together with any rights in internet domain names and to maintain, defend and enforce EUSA’s interest in any such Intellectual Property Rights and internet domain names;
(c)    hereby irrevocably waives any and all moral rights which he has or may become entitled to under the Copyright Designs and Patents Act 1988 (or any equivalent laws anywhere in the world) in relation to any existing or future works, the Intellectual Property Rights in which are vested in EUSA pursuant to this Section 3.4; and
(d)    within thirty (30) days after the date Employee signs this Agreement, Employee shall complete the “Prior Inventions Disclosure” attached as Schedule 2.
3.5    Post-Termination Obligations. In consideration of the salary and other benefits payable under this Agreement, Employee covenants with and undertakes to EUSA that he will observe the post-termination obligations set out in the Noncompetition Agreement and in this Agreement.

3.6    Retroactive Effectiveness. Employee agrees that Sections 3.1 through 3.4 hereof are effective retroactive to his first day of employment with EUSA, provided that, if there is conflict between the terms of Sections 3.1 through 3.4 and the terms contained in Employee’s fully executed agreement with EUSA (entered into prior to the date this Agreement is signed) covering these same subjects, then the contrary terms of Employee’s previous agreement shall govern for the time period prior to the Closing Date.
4.    TERMINATION OF EMPLOYMENT.
4.1    Summary Dismissal. Notwithstanding anything to the contrary herein, including in Sections 1.2 or 1.6 above, EUSA may at its sole and absolute discretion terminate the Employment summarily without notice, and without pay in lieu of notice, compensation (including severance benefits) or damages, if Employee shall at any time do any of the following, in each case as determined by the Board in its sole discretion:
(a)    be guilty of dishonesty;
(b)    act in any manner (whether in the course of his duties or otherwise) which in the reasonable opinion of the Board is likely to bring him, EUSA or any Group Company into disrepute or prejudices the interests of EUSA or any Group Company;
(c)    be or become prohibited by law from being a director;
(d)    enter into any transaction or behave in any other way which constitutes an offence for the purposes of Part V of the Criminal Justice Act 1993 or which constitutes market abuse for the purposes of Part VIII of FSMA or which otherwise constitutes unlawful or criminal activity under any state or federal law of the United States including, but not limited to, laws relating to food and drug safety, harassment, discrimination, retaliation, whistleblowing or false claims;
(e)    have a bankruptcy order made against him or compound with or enter into any voluntary arrangements with his creditors;
(f)    use or disclose of the confidential information or trade secrets of EUSA or any Group Company which use or disclosure causes material harm to the EUSA or any Group Company;
(g)    materially breach the terms of this Agreement, or any other fully executed agreement with EUSA or Jazz (including the Noncompetition Agreement), which remains uncured for ten (10) days after receiving written notification of the breach from EUSA or Jazz, as applicable;
(h)    materially fail to comply with the written policies or rules of the EUSA or any Group Company which remains uncured for ten (10) days after receiving written notification of the breach from EUSA (including without limitation any policy in respect of dealing in shares, anti-bribery and corruption, equal opportunities and harassment, data protection and use of email and the internet), except where such breach is because of an egregious infraction by the Employee, whereby EUSA can invoke summary dismissal immediately;

(i)    be convicted of any criminal offence (other than an offence under the Road Traffic Acts for which a penalty of imprisonment cannot be imposed) or engage in egregious conduct that reflects negatively on the Company or its reputation or if the Employee cannot effectively perform his job requirements for reasons unrelated to a disability;
(j)    be guilty of gross misconduct;
(k)    continuing persistent failure to perform assigned duties after receiving written notification of the failure from the EUSA which remains uncured for ten (10) days after receipt of such written notification; or
(l)    fail to cooperate in good faith with a governmental or internal investigation of the EUSA, its Group Companies, directors, officers, or employees, if the EUSA has requested the Employee’s cooperation.
Any delay by EUSA in exercising such right to “for cause” termination set forth in this Section 4.1 shall not constitute a waiver thereof.
4.2    Termination. EUSA shall at all times be entitled to terminate this Agreement or exercise its rights under Section 4.4, notwithstanding that such termination or suspension may prejudice Employee’s eligibility for or entitlement to receive benefits under any permanent health insurance scheme or any other scheme in respect of which EUSA or any Group Company pays or has paid premiums for Employee or to sick pay or any bonus, share option, commission, carried interest or other incentive plan or scheme in which Employee may from time to time participate or be a member or be eligible to participate or become a member. Nothing herein is intended to interfere with Employee’s statutory rights to benefits (to the extent applicable).
4.3    Return of Company Property. On termination of the Employment, Employee shall forthwith return to EUSA in accordance with its instructions all equipment, correspondence, records, specifications, software, models, notes, reports and other documents and any copies thereof and any other property belonging to EUSA or any Group Company (including but not limited to car, keys, credit cards, computers, equipment and passes) which are in his possession or under his control. Employee shall, if so required by EUSA, confirm in writing his compliance with his obligations under this Section 4.3.
4.4    Garden Leave. Employee agrees that EUSA may at its absolute discretion require Employee not to attend at work and/or not to undertake all or any of his duties during all or any part of any period of notice of termination of employment under Section 1.6 (whether given by Employee or EUSA) (the “Garden Leave Period”). EUSA shall continue to pay Employee’s normal remuneration during any such Garden Leave Period provided that Employee complies with the terms of this Agreement and the Noncompetition Agreement. During such period, the Board shall be entitled at any time to appoint a further executive, director or employee having responsibilities similar to those of Employee to act jointly with Employee and in that event Employee shall perform his duties and exercise his powers in a manner which shall be consistent with such appointment. During such period, Employee shall:

(f)    refrain from contacting employees, customers and professional contacts of EUSA or any Group Company except where such employees, customers or professional contacts are personal friends of Employee and he is contacting them in a personal capacity;
(g)    cease to be an authorized signatory of EUSA or hold a Power of Attorney for EUSA;
(h)    take holiday which has accrued up to the commencement of such period, or which accrues during such period, during the period on such day or days as EUSA may specify. No contractual holiday entitlement shall accrue during the period itself but, for the avoidance of doubt, Employee’s entitlement to annual leave pursuant to Regulation 13 of the Working Time Regulations 1998 shall continue to accrue;
(i)    not make any public statements in relation to EUSA or any Group Company or any of its or their officers or employees; and
(j)    continue to be bound by the express and implied duties of his employment, including, without limitation, by the duty of fidelity and good faith owed to EUSA.
4.5    Pay in Lieu. Subject to the provisions of Section 5, EUSA may, at its sole and absolute discretion, terminate Employee’s employment forthwith at any time by serving a notice under this Section 4.5 stating that this Agreement is being terminated in accordance with this Section 4.5 and undertaking to continue pay to Employee amounts equivalent to the salary benefits that would otherwise have been paid during such notice period in lieu of any required period of notice or unexpired part thereof (subject to tax and National Insurance), which amounts will be paid in accordance with EUSA regular payroll practices over the applicable required period of notice or unexpired part thereof, subject to any delay in payment that may be required pursuant to Section 9.7 of this Agreement in order to avoid adverse tax consequences to Employee under Section 409A of the Internal Revenue Code. Where EUSA terminates this Agreement otherwise than in accordance with Section 1.6 or this Section 4.5 (subject always to Section 4.1), Employee’s sole remedy shall be a claim in damages which shall be calculated in accordance with ordinary common law principles including those relating to mitigation of loss, and Employee shall not be entitled to enforce the payment referred to in this Section 4.5 as a contractual debt nor as liquidated damages.
4.6    Paid Suspension. EUSA shall have the right to suspend Employee with continued payment of salary and continued benefits coverage (subject to the terms of the benefit plans) pending any investigation into any potential dishonesty, gross misconduct or any other circumstances which may give rise to a right to EUSA to terminate pursuant to Section 4.1 above.
4.7    Without Prejudice. The termination of the Employment shall be without prejudice to any right EUSA may have in respect of any breach by Employee of any of the provisions of this Agreement which may have occurred prior to such termination.
4.8    Employee Representations. Employee agrees that he will not at any time after the termination of the Employment represent himself as still having any connection with EUSA or any Group Company, save as a former employee for the purpose of communicating with prospective employers or complying with any applicable statutory requirements.
4.9    Resignation from Directorships. Employee shall forthwith resign in writing from all directorships, trusteeships and other offices he may hold from time to time with EUSA or any Group Company without compensation for loss of office in the event of:
(a)    the termination of the Employment; or
(b)    either EUSA or Employee serving on the other written notice of termination of the Employment (unless EUSA requests that such resignation be delayed until the date of termination of the Employment).
Employee shall, within thirty (30) days after signing this Agreement, appoint EUSA as his attorney by executing a Power of Attorney in the form set out in Schedule 1.
5.    SEVERANCE BENEFITS.
5.1    Certain Definitions. For purposes of this Section 5, the following terms are defined as follows:
(a)    “Cause” means the occurrence of any one or more of the actions of Employee provided under Section 4.1.
(b)    “Constructive Termination” means a resignation of employment by Employee after an action or event which constitutes Good Reason is undertaken by EUSA or a Group Company, or occurs; provided, however, that in order for Employee’s resignation to constitute a Constructive Termination, Employee must (i) prior to resigning provide written notice to the Board within thirty (30) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for such resignation, (ii) allow EUSA at least thirty (30) days from receipt of such written notice to cure such event without resigning, and (iii) if such event is not reasonably cured within such period, resign from all positions Employee then holds with EUSA and any Group Company effective not later than ninety (90) days after the expiration of the cure period.
(c)    “Covered Termination” means either (i) an Involuntary Termination Without Cause, or (ii) a Constructive Termination, which, in each case, must be effective on or within twelve (12) months following the Closing Date. Termination of employment of Employee due to death or disability shall not constitute a Covered Termination unless a resignation of employment by Employee immediately prior to Employee’s death or disability would have qualified as a Constructive Termination. This Section 5 shall expire on the date that is twelve (12) months and one (1) day following the Closing Date.
(d)    “Good Reason” means the occurrence of any one or more of the following actions or events taken without Employee’s written consent after the Closing Date:
(i)    a relocation of Employee’s place of employment that increases Employee’s one-way commute by more than thirty-five (35) miles; or

(ii)    a substantial reduction in Employee’s duties or responsibilities (and not simply a change in reporting relationships or change in title);  provided, however, that it shall not constitute “Good Reason” if, following the Closing Date or the effective date of any other corporate transaction or change of control, either (x) EUSA is retained as a separate legal entity or business unit and Employee holds the same or comparable position in such legal entity or business unit as Employee held before such effective date, or (y) EUSA is not retained as a separate legal entity or business unit, and Employee holds a position with duties and responsibilities comparable (though not necessarily identical, in view of the relative sizes of EUSA and the entity involved in the transaction) to the duties and responsibilities of Employee prior to the effective date of such corporate transaction or change of control.
(iii)    Employee’s signature of this Agreement shall be confirmation that his duties, place of employment, and compensation payable pursuant to this Agreement shall not constitute “Good Reason.”
(e)    “Involuntary Termination Without Cause” means a termination by EUSA of the Employee’s employment relationship with EUSA or a Group Company for any reason other than for Cause and other than as a result of death or disability.
(f)    “Termination Payments” means:
(i)    any payments made to Employee arising out of Employee’s termination of employment (including, without limitation, any payments by way of compensation for loss of office, any redundancy payments, or any amounts paid pursuant to any court or tribunal awards and/or judgments or in settlement of any actual or potential court or tribunal claims);
(ii)    any pay in lieu of notice (under Section 4.5 or otherwise); and
(iii)    any other payments or benefits payable to the Employee by EUSA that become payable in connection with the Employee’s termination of employment, including but not limited to those payable pursuant to (1) any applicable legal requirement or (2) any EUSA policy or practice providing for the Employee to remain on the payroll for a limited period of time after being given notice of the termination of the Employee’s employment. The payments and benefits provided under Section 5.2 of this Agreement are intended to satisfy any and all statutory obligations and other contractual obligations of EUSA that may arise out of Employee’s termination of employment, and EUSA shall so construe and implement the terms of Section 5.2 of this Agreement.

5.2    Covered Termination.
(e)    Amount of Benefits. In the event of the Employee’s Covered Termination, and subject to the requirements set forth in Section 5.2(b), the Employee shall be entitled to receive the benefits provided by this Section 5.2. Nothing herein is intended to interfere with Employee’s statutory rights to benefits including, for example, rights to continued group health insurance under federal COBRA laws (to the extent applicable).
(iv)    Cash Severance Payments. EUSA shall provide severance payments to the Employee for a period of twelve (12) months equal to the Employee’s base salary at the rate in effect during the last regularly scheduled payroll period immediately preceding the date of the Employee’s Covered Termination (without giving effect to any reduction in base salary that would constitute grounds for Constructive Termination) (the “Severance Payments”). The Severance Payments will be paid in the form of continuation of base salary payments on EUSA’s regular payroll schedule then in effect, commencing upon the date of Constructive Termination; provided, however, that any Severance Payments otherwise scheduled to be made prior to the sixtieth (60th) day following the date of such Constructive Termination shall instead accrue and be paid on such sixtieth (60th) day thereafter, with the remainder of the payments to be made as originally scheduled, and subject to any further delay in payment required by Section 9.7. Notwithstanding the foregoing, if Employee’s income is not subject to United States income tax, the Severance Payments will be paid in the form of either a continuation of base salary payments on EUSA’s regular payroll schedule then in effect or a lump sum payment, as determined by EUSA.
(v)    Health Continuation Coverage.
(A)    Provided that the Employee is eligible for, and timely elects continued coverage under EUSA’s health plan and following the Covered Termination, EUSA shall pay to the applicable insurers, as and when due, the applicable premiums (inclusive of premiums for the Employee’s participating dependents for such health, care plan) for such plan coverage for a period of up to twelve (12) months following the date of the Covered Termination (the “Health Care Benefit Period”) (or such earlier date if the Employee is no longer eligible for coverage). The provision of these benefits is subject to insurance being obtained on normal terms and subject to medical and other underwriting requirements and other terms and conditions and subject to the rules of EUSA’s health plan. EUSA’s sole obligation in respect of such insurance benefits is to pay the premium from time to time required by the provider.
(B)    EUSA’s obligations under this Section 5.2(a)(ii) shall terminate, and no such premium payments (or any other payments for health coverage by EUSA) shall be made by EUSA, as of the earliest of the Employee’s death, the effective date of the Employee’s coverage by a health insurance plan of a subsequent employer and the date the Employee or his dependents cease to be eligible for EUSA’s health plan coverage. The Employee shall be required to notify EUSA immediately if the Employee becomes covered by a health insurance plan of a subsequent employer or if the Employee or his participating dependents otherwise cease to be eligible for EUSA’s health plan coverage during the period provided in this Section 5.2(a)(ii). Upon the conclusion of such period of insurance premium payments made by EUSA, the Employee will be responsible for the entire payment of premiums required under EUSA’s health plan for the remaining duration of the period.
(C)    Notwithstanding the foregoing, if EUSA determines, in its sole discretion, that EUSA cannot provide the foregoing health care premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act of the United States), EUSA shall in lieu thereof pay Employee a taxable cash amount, which payment shall be made regardless of whether the Employee or his or her eligible participating dependents elect health care continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly installments to the Employee on the same schedule that the health care premiums would otherwise have been paid to the insurer. The Health Care Benefit Payment shall be equal to the amount that EUSA otherwise would have paid for health care insurance premiums (which amount shall be calculated based on the premium for the first month of coverage) and shall be paid until the earlier of (i) the expiration of the Health Care Benefit Period, (ii) the date of the Employee’s death, or (iii) the effective date of the Employee’s coverage by a health insurance plan of a subsequent employer.
(f)    Limitations on Severance Benefits.
(i)    Release. In order to be eligible to receive benefits under Section 5.2(a), (A) the Employee must have a Separation from Service, and (B) the Employee must execute a compromise agreement on terms acceptable to Jazz which includes a general waiver and release of all claims which Employee has or may have and return such compromise agreement fully executed to EUSA or Jazz within the time period specified therein, but in no event more than forty-five (45) days following the date of the Covered Termination, and such compromise agreement must become effective in accordance with its terms but in all cases not later than the sixtieth (60th) day following the Covered Termination. No compromise agreement shall require the Employee to forego any unpaid salary, any accrued but unpaid vacation pay or any benefits otherwise payable pursuant to this Agreement. Jazz, in its sole discretion, may modify the form of the required compromise agreement to comply with applicable law and shall determine the form of the required compromise agreement (the “Release”).
(ii)    Certain Reductions. Any severance payment made under this Section 5.2(a)(i) shall be reduced by the amount equal to the amount of any Termination Payments made to Employee.
(iii)    Parachute Payments. If any payment or benefit to which Employee may be entitled in connection with a change in control (the “Payments”, which shall include, without limitation, the vesting of an option or other non-cash benefit or property) would (i) constitute a “parachute payment” within the meaning of Section 280G of the United States Internal Revenue Code of 1986, as amended and the rules and regulations thereunder and, (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payments shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payments that would result in no portion of the Payments being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payments, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Employee’s receipt, on an after-tax basis, of the greater amount of the Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payments equal the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for Employee. Determination of whether Payments would result in the application of the Excise Tax, and the amount of any reduction that is necessary so that the Payments equal the Reduced Amount shall be made, at EUSA’s expense, by the independent accounting firm employed by EUSA prior to the date on which Employee’s right to any Payments are triggered (if requested at that time by Employee or EUSA) or such other time as reasonably requested by Employee or EUSA.
(iv)    Mitigation. Except as otherwise specifically provided herein, the Employee shall not be required to mitigate damages or the amount of any payment provided under Section 5.2(a) of this Agreement by seeking other employment or otherwise. Similarly, no amount of any payment provided for under Section 5.2(a) of this Agreement shall be reduced by any compensation earned by the Employee as a result of employment by another employer or any retirement benefits received by such Employee after the date of the Employee’s termination of employment with EUSA, except for health continuation coverage provided pursuant to Section 5.2(a)(ii).
(g)    Tax Withholding. All payments under this Agreement will be subject to all applicable withholding of EUSA, including, without limitation, obligations to withhold for federal, state and local income and employment taxes and national insurance contributions.
6.    GRIEVANCE PROCEDURE.
6.1    Grievance. If Employee has any grievance relating to the Employment, he should raise it with the highest level executive of EUSA and thereafter (if the matter is not resolved) with the Board. In such a case, the Board will deal with the matter by discussion and majority decision of those present and voting (but without Employee being entitled to vote on that issue that issue).
7.    DISCIPLINARY PROCEDURE.
7.1    Disciplinary. EUSA requires a good standard of discipline and conduct from Employee together with satisfactory standards of work. Full details of EUSA’s Disciplinary Procedure will be contained in the employee handbook or in such other policy document as EUSA may generate. Such procedure shall not form part of the Employee’s terms and conditions of employment.
8.    DATA PROTECTION.
8.1    Data. All personal information which EUSA holds about Employee is protected by data protection laws. EUSA take its responsibilities under these laws seriously and holds some or all of the following personal data about Employee: address, date of birth, marital status, educational or previous employment background, history and details of current position, CVs, applications and interview records, references, performance ratings or reviews, bank details, salary, bonuses, records of internet or email usage, CCTV images, records of disciplinary investigations/meetings or grievances, stock option, pension and other insurance documentation, payroll details and other related data. This information is required for the management and administration of the Employment and to protect Employee’s rights under various employment laws. For these purposes it may from time to time be necessary to disclose Employee’s personal information to third parties, including (but not limited to) payroll processors, pension brokers/trustees, or insurers. It may also be necessary to disclose information in order to comply with any legal or regulatory obligations. EUSA takes all reasonable steps as required by law to ensure the safety, privacy and integrity of Employee’s personal information. EUSA may need to share personal data including sensitive personal data with other related entities which are based abroad. This may involve a transfer of data, including Employee’s personal sensitive data to a country which may not have the same data protection laws as England, including but not limited to the United States. By signing this Agreement, Employee hereby consents to EUSA holding, processing, transferring or disclosing such personal data.
9.    GENERAL PROVISIONS.
9.1    Written Statement. The information in this Agreement constitutes a written statement of the terms of employment of Employee in accordance with the provisions of the Employment Rights Act 1996.
9.2    Disclosures in the Public Interest. Nothing in this Agreement shall preclude Employee from making a protected disclosure under the Employment Rights Act 1996.
9.3    Collective Agreements. There are no collective agreements which directly affect the terms and conditions of Employee’s employment.
9.4    Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to EUSA at its primary office location and to Employee at his address as listed in EUSA’s payroll records.
9.5    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties and applicable law.
9.6    Waiver. To be effective any waiver of a breach of any provision of this Agreement shall be in writing and it shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.
9.7    Section 409A. It is intended that all of the benefits payable to Employee under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations

1.409A‑1(b)(4), 1.409A‑1(b)(5) and 1.409A‑1(b)(9), and that this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A‑2(b)(2)(iii)), Employee’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Severance benefits shall not commence unless and until the Employee experiences a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”). Notwithstanding anything to the contrary herein, if the Employer determines that Employee is, upon Separation from Service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of any severance benefits shall be delayed until the earlier of (i) six (6) months and one day after Employee’s Separation from Service (or such longer period as is required under applicable law, regulations or guidance under Section 409A), or (ii) Employee’s death. None of the severance benefits payable under this Agreement will be paid or otherwise delivered prior to the effective date of the Release, which must occur on or prior to the 60th day following Employee’s Separation from Service. Except to the minimum extent that payments must be delayed because Employee is a “specified employee”, all amounts will be paid as soon as practicable in accordance with the terms of this Agreement and the Employer’s normal payroll practices.
Employee hereby acknowledges and agrees that Employee has not looked to the Employer or any Group Company for, and has not received from the Employer or any Group Company any, legal, tax, employment or other guidance or advice in connection with the preparation and execution of this Agreement. With respect to any benefits that may be provided under this Agreement to Employee, in no event shall the Employer or any Group Company be liable for any adverse tax consequences to Employee, including but not limited to any additional tax, interest or penalty that may be imposed on Employee by Section 409A or any other damages if such benefits fail to comply with, or be exempt from, Section 409A. The Employee has been encouraged to consult with, and has consulted with, Employee’s own independent counsel and tax advisors with respect to the terms of this Agreement. Employee hereby represents that Employee has the level of knowledge and sophistication (either alone or with the assistance of Employee’s own counsel and tax advisors) necessary to provide Employee’s informed agreement to the provisions of this Section 9.7 without additional guidance or information from the Employer or a Group Company.
9.8    Complete Agreement. This Agreement, together with Schedule 1, Schedule 2, and the Noncompetition Agreement, constitutes and forms the complete, final, and exclusive embodiment of the entire agreement between Employee and EUSA concerning Employee’s employment with EUSA and shall supersede and replace any and all prior agreements, representations, letters, understandings or promises with anyone, written or oral, with regard to its subject matter, including the Prior Employment-Related Agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and the terms hereof cannot be modified or amended except in a written agreement signed by Employee and an officer of EUSA and duly authorized by the Board.

9.9    No Representations. Employee has not been induced to enter into this Agreement in reliance on, nor has he been given, any warranty, representation, statement, agreement or undertaking of any nature whatsoever other than as are expressly set out in this Agreement, provided that nothing in this clause shall limit or exclude the liability of EUSA for fraud.
9.10    Construction and Counterparts. This Agreement is to be read and construed consistently with the Merger Agreement and the Noncompetition Agreement, with the provisions of each considered as cumulative and not exclusive, and with maximum effect being given to each. For purposes of construction of this Agreement, any ambiguity shall not be construed against either party as the drafter. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile or by PDF shall be deemed equivalent to original signatures.
9.11    Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
9.12    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and EUSA, and their respective successors, assigns, heirs, executors and administrators, except that Employee may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of EUSA.
9.13    Survivorship. Section 3 and Schedule 1, and any other provisions of this Agreement which are expressed to apply or are capable of applying following termination of this Agreement, shall survive the termination of this Agreement howsoever caused (including, for the avoidance of doubt, where termination takes effect during a period of leave pursuant to a statutory entitlement).
9.14    Choice of Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of England. In the event of any claim, dispute or difference arising out of or in connection with this Agreement the parties hereto irrevocably agree and submit to the non-exclusive jurisdiction of the Courts of England.
9.15    Definitions. In this Agreement, the following words and expressions shall have the meanings set out below:
(a)    A “Group Company” means:
(i)    any undertaking (other than EUSA) which from time to time is EUSA’s subsidiary or its ultimate holding company or is a subsidiary of EUSA’s ultimate holding company; and
(ii)    any other undertaking:
(A)    in which EUSA or any of the above from time to time holds directly or indirectly; or

(B)    which from time to time holds in EUSA or any of the above directly or indirectly twenty percent (20%) or more of the issued share capital or voting rights.
(b)    In this Agreement, the words “subsidiary” and “holding company” shall have the meanings attributed to them by the Companies Act 2006 and “ultimate holding company” shall mean a holding company which is not also a subsidiary.
(c)    “Termination Date” shall mean the date upon which the Employee’s employment with EUSA terminates, and for the avoidance of doubt, does not mean the date on which the greater of contractual or statutory notice would have expired had it been given unless otherwise stated.
[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

EUSA PHARMA INC.

/s/ Bryan Morton
Bryan Morton

Title: CEO

Date: 25th April 2012

IAIN McGILL:

UNDERSTOOD and AGREED to this
25th day of April, 2012.

By: /s/ Iain McGill

Print Name: I. McGill

Employment Agreement Signature Page